Exhibit 10.1

FIRST US BANCSHARES, INC.

2023 CASH INCENTIVE PROGRAM

1. Purpose and Administration of the 2023 Cash Incentive Program. The First US Bancshares, Inc. 2023 Cash Incentive Program (the “2023 Cash Incentive Program”) has been established by First US Bancshares, Inc. (together with its subsidiaries, the “Company”) to encourage and reward outstanding performance from its executive officers and certain other key employees by making a portion of their cash compensation dependent on the achievement of certain performance objectives. Subject to applicable law, all designations, determinations, interpretations and other decisions under or with respect to the 2023 Cash Incentive Program or any bonus award hereunder shall be within the sole and absolute discretion of the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company, may be made at any time and shall be final, conclusive and binding upon all persons. Designations, determinations, interpretations and other decisions made by the Compensation Committee with respect to the 2023 Cash Incentive Program or any bonus award hereunder, including, but not limited to, the application of the recoupment policy described herein, need not be uniform and may be made selectively among Eligible Participants, whether or not such Eligible Participants are similarly situated.

2. Participation. All executive officers and certain other key employees of the Company are eligible to receive a bonus award pursuant to the 2023 Cash Incentive Program (each, an “Eligible Participant”). Each Eligible Participant selected by the Compensation Committee to receive a bonus award under the 2023 Cash Incentive Program is referred to herein as a “Participant.”

3. Calculation and Payment of Awards.

Target Awards. The target bonus award granted to each Participant under the 2023 Cash Incentive Program shall be determined by the Compensation Committee based on the performance objectives, or key performance indicators, set forth on Schedule A hereto (the “Performance Goals”). The Performance Goals are designed to provide market competitive payout percentages for their achievement.

Award Calculation. The bonus awards to be paid pursuant to the 2023 Cash Incentive Program (each, an “Award”) shall be calculated based on the levels of achievement of the Performance Goals. As soon as practicable following the end of the 2023 fiscal year, the Compensation Committee shall determine and certify whether and to what extent the Performance Goals have been met, as well as the amount of the Award that each Participant has earned under the 2023 Cash Incentive Program.

Payment of Awards. Awards earned pursuant to the 2023 Cash Incentive Program will be paid solely in cash. All amounts due to Participants under the 2023 Cash Incentive Program shall be paid as soon as administratively feasible after the end of the 2023 fiscal year, and, in any event, no later than March 15, 2024. Except as the Compensation Committee may otherwise determine in its sole and absolute discretion, termination of a Participant’s employment prior to the end of the 2023 fiscal year will result in the forfeiture of the Award by the Participant, and no payments shall be made with respect thereto.

Withholding. The 2023 Cash Incentive Program is not a “qualified” plan for federal income tax purposes, and any payments are subject to applicable tax withholding requirements.

4. Adjustments for Extraordinary, Unusual or Nonrecurring Events. The Compensation Committee, in its sole discretion, may make adjustments in the terms and conditions of, and the Performance Goals included in, bonus awards granted under the 2023 Cash Incentive Program in recognition of extraordinary, unusual or nonrecurring events affecting any Participant, the Company or the financial statements of the Company (including, but not limited to: corporate transactions; restructuring and/or other nonrecurring charges; unusual, nonrecurring gain or loss; branch activity; and other business conditions); in the event of changes in applicable laws, regulations or accounting principles; or in the event that the Compensation Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2023 Cash Incentive Program. The Compensation Committee, in its sole discretion, may take into account the impact of such extraordinary, unusual or nonrecurring events (positive or negative) in determining a Participant’s relative achievement of the Performance Goals. The Compensation Committee may also adjust performance targets or bonus awards downward to avoid unwarranted windfalls. The Compensation Committee shall endeavor, but shall not be required, to apply equally to all Participants any such adjustments or determinations.

5. Recoupment Policy. The Company may recover from any Participant any incentive compensation awarded or paid pursuant to the 2023 Cash Incentive Program based on (i) achievement of financial results that were subsequently the subject of a restatement due to material noncompliance with any financial reporting requirement under either GAAP or the federal securities laws, other than as a result of changes to accounting rules and regulations, or (ii) a subsequent finding that the financial information or the Performance Goals used by the Compensation Committee to determine the amount of the incentive compensation were materially inaccurate, in each case regardless of individual fault. In addition, the Company may recover any incentive compensation awarded or paid pursuant to the 2023 Cash Incentive Program based on a Participant’s conduct that is not in good faith and that materially disrupts, damages, impairs or interferes with the business of the Company. This recoupment policy applies to any incentive compensation earned or paid to a Participant pursuant to the 2023 Cash Incentive Program. Subsequent changes in status, including retirement or termination of employment, do not affect the Company’s rights to recover compensation under this recoupment policy. The Compensation Committee will administer this recoupment policy and exercise its discretion and business judgment in the fair application of this recoupment policy based on the facts and circumstances as it deems relevant in its sole and absolute discretion. More specifically, the Compensation Committee shall determine in its sole and absolute discretion any appropriate amounts to recoup, the Participants from whom such amounts shall be recouped (which need not be all Participants who received the incentive compensation at issue) and the timing and form of recoupment; provided, however, that only incentive compensation paid or settled within three years prior to the Compensation Committee taking action under this Section 5 shall be subject to recoupment; provided further, that any recoupment pursuant to clause (i) or clause (ii) of the first sentence of this paragraph shall not exceed the portion of any applicable incentive compensation paid hereunder that is in excess of the amount of incentive compensation that would have been paid based on the actual, restated financial statements or actual level of the applicable financial or performance objectives as determined by the Compensation Committee in its sole and absolute discretion.

For avoidance of doubt, the Company may set off the amounts of any such required recoupment against any amounts otherwise owed by the Company to a Participant as determined by the Compensation Committee in its sole and absolute discretion, solely to the extent that any such offset complies with the requirements of Section 409A of the Internal Revenue Code, as amended (the “Code”), and the guidance issued thereunder.

If any restatement of the Company’s financial results indicates that a Participant should have been paid more incentive compensation pursuant to the 2023 Cash Incentive Program for the period affected by the restatement, then the Compensation Committee shall have the discretion, but not the obligation, to cause the Company to make appropriate incremental payments to affected Participants then-currently employed by the Company. The Compensation Committee will determine, in its sole and absolute discretion, the amount, form and timing of any such incremental payments, which shall be no more than the difference between the amount of incentive compensation that was paid and the amount that would have been paid based on the actual, restated financial statements.

6. No Right to Employment. The grant of a bonus award under the 2023 Cash Incentive Program shall not be construed as giving a Participant the right to be retained in the employ of the Company.

7. Non-transferability. A person’s rights and interests under the 2023 Cash Incentive Program, including any bonus award previously granted to such person or any amounts payable under the 2023 Cash Incentive Program, may not be assigned, pledged or transferred, except in the event of the Participant’s death to a designated beneficiary or, in the absence of such designation, by will or the laws of descent or distribution.

8. No Trust or Fund Created. Neither the 2023 Cash Incentive Program nor any bonus award granted hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to a bonus award, such right shall be no greater than the right of any unsecured general creditor of the Company.

9. No Rights to Bonus Awards. No person shall have any claim to be granted any bonus award, and there is no obligation for uniformity of treatment among Participants. The terms and conditions of bonus awards, if any, need not be the same with respect to each Participant.

10. Compliance with Legal Requirements. The 2023 Cash Incentive Program and the granting of bonus awards shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

11. Section 409A of the Internal Revenue Code. It is intended that payments under the 2023 Cash Incentive Program qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code. The 2023 Cash Incentive Program shall be interpreted and construed accordingly.

12. Amendment or Termination of the 2023 Cash Incentive Program. The Compensation Committee may, at any time, amend, suspend or terminate the 2023 Cash Incentive Program, in whole or in part, and if suspended or terminated, may reinstate the 2023 Cash Incentive Program, in the Compensation Committee’s sole and absolute discretion.

13. Interpretation and Governing Law. The 2023 Cash Incentive Program shall be governed by and interpreted and construed in accordance with the internal laws of the State of Delaware, without reference to principles of conflicts or choices of laws. In the event that the terms of the 2023 Cash Incentive Program are inconsistent with the terms of any written agreement between a Participant and the Company, the terms of such written agreement shall govern the Participant’s participation in the 2023 Cash Incentive Program.

Schedule A

Performance Objectives

The cash bonus opportunity is based on the achievement of certain specified levels of financial performance of the Company, as well as an individual discretionary component. The performance objectives, as well as the weightings for each of the objectives, are set forth in the following table. Each Participant’s cash bonus payment is subject to reduction (up to 35% of the total cash bonus opportunity) based on deterioration of the Company’s regulatory ratings or other negative regulatory findings

Performance Objective	Weighting for James F. House	Weighting for Thomas S. Elley	Weighting for William C. Mitchell
Consolidated pre-tax income	25.0%	25.0%	25.0%
Consolidated pre-tax return on average assets (“ROAA”)	30.0%	30.0%	25.0%
Consolidated pre-tax return on average tangible equity (“ROATE”)	25.0%	25.0%	15.0%
Net loan growth in indirect lending (“Loan Growth”)	0.0%	0.0%	15.0%
Discretionary Component[1]	20.0%	20.0%	20.0%
Total	100.0%	100.0%	100.0%
Potential reduction based on deterioration of the Company’s regulatory ratings or other regulatory findings	(35.0%)	(35.0%)	(35.0%)

1

Factors considered in determining the Discretionary Component may include, but are not limited to, contribution to the long-term profitability and growth of the Company, achievement of strategic projects or initiatives, commitment to integrity and the values of the Company, improvement in total shareholder return, successful expansion efforts, balance sheet management, gains on peer group comparisons, successful implementation of reorganization strategies and successful implementation of cost control strategies.

The individual threshold, target and maximum bonus opportunities for the Company’s executive officers participating in the 2023 Cash Incentive Program are as follows:

Name	Threshold (% of Base Salary)	Target (% of Base Salary)	Maximum (% of Base Salary)
James F. House	22.5%	45.0%	67.5%
Thomas S. Elley	17.5%	35.0%	52.5%
William C. Mitchell	17.5%	35.0%	52.5%

Under the 2023 Cash Incentive Program, the Company’s named executive officers will receive 100% of their target bonus opportunity if the Company’s final consolidated pre-tax income, ROAA, ROATE and Loan Growth for 2023 are 100% of the Company’s budgeted consolidated pre-tax income, ROAA, ROATE and Loan Growth (for Mr. Mitchell) for the year, and if the named executive officers receive 100% of the Discretionary Component. The named executive officers will receive 50% of their target bonus opportunity if the Company achieves a threshold level of performance (approximately 80% of the Company’s budgeted consolidated pre-tax income, 80% of the Company’s budgeted ROAA, 80% of the Company’s budgeted ROATE, and 80% of the Company’s budgeted Loan Growth (for Mr. Mitchell)), and if the named executive officers receive 80% of the Discretionary Component. The named executive officers will receive 150% of their target bonus opportunity if the Company achieves a maximum level of performance (approximately 120% of the Company’s budgeted consolidated pre-tax income, 120% of the Company’s budgeted ROAA, 120% of the Company’s budgeted ROATE, and 120% of the Company’s budgeted Loan Growth (for Mr. Mitchell)), and if the named executive officers receive 120% of the Discretionary Component.

The performance objectives and relative weightings for the Company’s other executive officers - Eric H. Mabowitz, Senior Executive Vice President, Chief Risk, Compliance, and CRA Officer, of the Bank, and Beverly J. Dozier, Senior Vice President, Secretary and Assistant Treasurer of the Company and Senior Vice President, Corporate Secretary, Thomasville Market Executive, of the Bank - are identical to those for Mr. House and Mr. Elley. The threshold, target and maximum bonus opportunities for Mr. Mabowitz are 17.5%, 35.0% and 52.5% of base salary and the threshold, target and maximum bonus opportunities for Ms. Dozier are 15.0%, 30.0% and 45.0% of base salary.

Payouts between the threshold and maximum amounts will be calculated by the Compensation Committee using straight-line interpolation.